EXHIBIT 99.1
Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
STRONG SECOND QUARTER 2006 FINANCIAL RESULTS
•	Net sales increased 127% year-over-year to $34.9 million

•	Strong organic growth of 27% year-over-year

•	Net loss of $342,000 or $0.04 per share, compared to net loss of $1.0 million, or $0.14 per share, in the prior year

•	Net income of $176,000, or $0.02 per diluted share excluding a severance charge of approximately $0.06 per share

•	Bank debt reduced by $3.7 million during second quarter
Carlsbad, CA, August 14, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for the second quarter ended July 1, 2006.
Net sales for the second quarter increased 127.1% to $34.9 million compared to $15.4 million for the second quarter of 2005. The strong top-line performance was primarily attributable to double-digit growth from the Altama and Royal Robbins brands and solid contributions from SoftWalk and Trotters. The Company reported strong organic growth of 27.4%, which excludes the Tommy Bahama and Chambers brands as these were acquired in the last twelve months. This revenue reflects an 87.8% increase in Altama, a 25.8% increase in Royal Robbins, a 5.1% increase in SoftWalk and a 2.5% increase in Trotters, offset by a 21.5% decline in H.S. Trask. On a trailing twelve month basis, net sales through the second quarter increased 66.6% to $142.6 million, compared to $85.6 million a year ago.
The Company’s net loss for the second quarter was $342,000, or $0.04 per share, on 7.9 million of weighted-average shares outstanding, compared to net loss of $1.0 million, or $0.14 per share, on 7.6 million weighted-average shares outstanding, for the comparable quarter a year ago. Included in the net loss is a severance charge of approximately $800,000, or $0.06 per diluted share. Excluding this charge, earnings per share were $0.02. On a trailing twelve month basis, net income increased 200.6% to $3.7 million, compared to $1.2 million, a year ago.
Commenting on the quarter, Jim Riedman, Phoenix Footwear’s Chairman and CEO, said, “The second quarter results are a tangible validation of our multi-brand strategy. They represent the fourth consecutive quarter of improved financial performance. Of the brands we’ve owned more than twelve months, sales in four of five increased year-over-year, resulting in strong organic growth for the quarter. Additionally, we continued to expand Phoenix’s market presence by broadening our distribution network and further solidifying relationships with key customers. Over the past year, we have focused the organization on operating efficiencies and pursued optimization of our manufacturing and sourcing capabilities, which has resulted in improved margins and profitability.”

Mr. Riedman continued, “Based on the current trends, we are optimistic about Phoenix’s positioning for the balance of the year. We will continue to focus our sales efforts, further reduce our operating costs and pay down the Company’s debt. Our management team is committed to maximizing returns to Phoenix’s shareholders.”
Gross margins in the second quarter of 2006 were 37.8%, compared to 38.2% in the second quarter of 2005. The decrease in gross margin reflects the contribution from the acquisition of Tommy Bahama and Chambers Belt Company which are in lower gross margin businesses than the Company’s other branded products.
Operating costs increased to $12.2 million, compared to $7.1 million in the second quarter of 2005 primarily associated with the Chambers and Tommy Bahama footwear brands acquired during late 2005. Operating expenses as a percentage of sales were 35.1% in the second quarter, down significantly as compared to 46.0% in the second quarter of 2005. Included in operating expenses is a severance charge of approximately $800,000. The improvement in operating expenses as a percentage of sales reflects higher sales volume and improved operating efficiencies.
Operating income for the second quarter was $935,000, compared to an operating loss of $1.2 million in the second quarter of 2005. On a trailing twelve month basis, operating income was $10.8 million, or 7.6% of total sales, compared to $3.5 million, or 4.1% of total sales, in the second quarter of 2005.
EBITDA for the second quarter was $1.6 million, compared to a loss of $748,000 in the second quarter of 2005. On a twelve trailing month basis, EBITDA increased 157.7% to $13.4 million, compared to $5.2 million in the same period a year ago.
During the second quarter of 2006, interest expense totaled $1.5 million, compared to $533,000 in the comparable prior year period. This increase is primarily related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
For the six months ended July 1, 2006, net sales increased 80.1% to $75.2 million compared to $41.8 million for the comparable prior-year period. Organic growth during the first six months of 2006 was 14.7% as increases at Altama and Royal Robbins were offset by declines in the other legacy brands. Chambers and Tommy Bahama contributed 24.9% and 11.5% to the year-to-date sales, respectively.
Net income for the six months ended July 1, 2006 was $2.7 million, or $0.33 per diluted share, compared to net income of $140,000, or $0.02 per diluted share, for the comparable period a year ago. Included in the six-month net income is a $1.5 million purchase price gain adjustment related to the Altama acquisition which was recorded in the first quarter. Weighted-average shares outstanding for the two periods were 8.3 million and 7.9 million, respectively.
Gross margins for the six months ended July 1, 2006 were 38.4% of net sales, compared to 39.4% for the comparable prior-year period. The decrease in the gross margin percentage was due to the recent acquisitions, which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out and mark down sales as compared to the prior year period.
Operating costs for the first six months of 2006 totaled $22.5 million, or 30.0% of net sales, versus $15.2 million, or 36.5% of net sales for the comparable prior year period. Operating income for the first six months of 2006 was $6.3 million, or 8.4% of net sales, up considerably from $1.2 million, or 2.9% of net sales, for the same period a year ago. The 2006 year-to-date operating income is inclusive of the severance charge discussed earlier.
For the six months ended July 1, 2006, interest expense totaled $2.8 million, compared to $965,000 in the comparable prior-year period. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
Unit Results
Royal Robbins
Second quarter 2006 net sales for Royal Robbins were strong at $6.5 million, an increase of 25.8%, compared to $5.2 million a year ago. The Company continued to solidify its position in Canada and maintained strong growth momentum in the domestic market as well. During the quarter Royal Robbins added Sport Chalet as a new customer and plans to have 15 doors open for its Spring 2007 line of merchandise. Additionally, Judson Taylor has joined the organization as Vice President of Sales. Finally, the current backlog suggests continued growth in the second half of the year.
Tommy Bahama
Sales from the Tommy Bahama Footwear brand, which was acquired in August of 2005, totaled $4.3 million, or 12.3% of total sales. During the quarter, the Company successfully proceeded with integrating Tommy Bahama operations and moving its product lines toward more competitive and cost efficient third party sourcing partners. The Company has yet to finalize its footwear product offering for 2007; however the Tommy Bahama belt line has been updated to reflect the apparel line for Fall 2006 and Spring 2007 seasons. The Company also continued to reduce Tommy Bahama’s inventory from the 2005 season and launched a new Tommy Bahama small accessories line to select specialty accounts. The Company has made several organizational changes within its Tommy Bahama business unit including promoting Kelly Green to lead the organization. Previously she was responsible for overseeing the Company’s women’s belt and accessories business. Additionally, Cathy Taylor, formerly President of Cole Haan, is consulting with the Company on the integration of this unit and the development of the footwear line. Lastly during the quarter the Company hired Peter Ferrer as a Sales Manager for Tommy Bahama — Men’s. Ferrer will work on developing a national sales team for the brand.
Chambers
The acquisition of the Chambers Belt Company was completed in June of 2005. In the second quarter, net sales contribution was $11.0 million, representing 31.6% of total sales. The Company continued to fortify relationships with its key customers, such as Wal-Mart, Kmart and Tractor Supply Company (TSC), which resulted in strong growth in each of the accounts. In addition to robust sales of existing labels, the Company picked up several new private label programs with Wal-Mart, TSC and Kmart. The program at Kmart, Route 66, is expected to expand to 1,400 of Kmart’s doors over the next 12 months.
Altama
Altama’s net sales for the second quarter of 2006 increased 87.8% to $6.5 million, compared to net sales of $3.5 million for the second quarter of 2005. The brand performed extremely well during the quarter due, in part, to the strong demand from the EXO-Speed™ tactical boots. The Company opened 40 new accounts in the quarter, bringing the year-to-date total to 90. Additionally, Phoenix signed up five new rep groups during the quarter. The Company made considerable progress in commercializing the new license agreement with The American Red Cross. The prototypes have been developed and the Company has secured important sourcing partners. The new line was introduced at The WSA Show in Las Vegas in early August and received positive feedback. The Company expects the products to be generating revenue in the first quarter of 2007. The Company is under the final option year of its contract with the DoD to manufacture mil-spec boots, which expires in September 2006. In August 2006, Altama submitted a bid for a new five-year solicitation for hot weather combat boots and corresponding awards to be made no later than the first quarter of fiscal 2007. There is no certainty that Altama will be notified of an award by that time or whether it will be awarded that or future DoD boot solicitations. If Altama does not receive an award from this upcoming solicitation, or future awards, the Company could be adversely affected for several years.
SoftWalk
SoftWalk net sales increased 5.1% to $2.2 million, compared to $2.1 million for the second quarter of 2005. The brand returned to positive core growth after losing the Dillard’s account in early 2005. SoftWalk opened 41 new accounts year-to-date led by the expansion of Marshall Fields from 3 to 13 doors. As margins and sell-throughs remain healthy, the Company believes that SoftWalk is well positioned for continued growth during the fall season.
Trotters
Second quarter Trotters sales increased 2.5% to $3.0 million, compared to $2.9 million for the same quarter a year ago. The brand was able to correct design problems, normalize its sales and enjoy significantly improved gross margins during the quarter. Trotters opened 53 new accounts year-to-date including its re-established relationship with Brown Shoe Fit in the first quarter.
H.S. Trask
Net sales for H.S. Trask decreased 21.5% to $1.3 million in the second quarter, compared to $1.7 million a year ago. The Company made considerable progress in reducing H.S. Trask’s inventory and reducing the number of pairs by 25% on a year-to-date basis. Additionally, sourcing has been moved from Brazil to Asia, which should lead to stronger margins in 2007. Most recently, the brand introduced a new holiday line of product which it expects will rejuvenate growth in the second half of the year.
Balance Sheet
As of July 1, 2006, Phoenix Footwear’s cash and cash equivalents totaled $1.1 million. Total debt, including the Company’s outstanding line of credit, was $56.5 million versus $60.2 million at the end of the first quarter of 2006.

The Company violated several of its bank debt covenants during its second quarter ending July 1, 2006, primarily as a result of approximately $800,000 in severance charges associated with the departure of its CEO during the quarter. The Company received a waiver from its bank related to the violations of these financial covenants. On August 9, 2006 the Company received a commitment letter from its bank to enter into a Modification Agreement to amend and renew its revolving credit facility, term loan and bridge loan. The proposed agreement would establish a $54 million first lien senior credit facility consisting of a $28 million revolving credit facility and a $26 million first lien term loan facility. The revolving credit facility and term loan bears interest at a base rate elected by the Company plus a margin. The commitment proposal also includes an $8.5 million second lien term facility which bears interest at LIBOR plus 7%. The proposed modification agreement is subject to standard closing conditions including loan fees and loan documentation. The Company is evaluating this loan proposal and has not yet accepted the commitment letter but is in discussions with its lender and expects to execute the modification agreement within the next 30 days. Under applicable accounting rules, the Company is required to classify its entire bank debt as a current liability in its July 1, 2006 consolidated condensed unaudited balance sheet included with this press release. Once the Modification Agreement is executed the Company can reclassify the approximately $47 million long-term portion of its bank debt to long-term liabilities. There can be no assurance, however, that this loan modification will occur.
Second Quarter 2006 Conference Call
Phoenix Footwear will host a conference call to discuss the second quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 877-704-5381 ten minutes prior to the scheduled start time. International callers should dial 913-312-1295. For those unable to participate in the live call, a replay will be available beginning at 7:30 p.m. Eastern Time today, through August 21, 2006, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 1628411). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected performance for 2006, statements regarding the expected benefits of current and future contracts and orders, statements regarding the expected impact of the Chambers Belt and Tommy Bahama transactions on Phoenix Footwear’s fiscal 2006 operating results ,statements regarding expected modifications to its credit facility with its lender and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, and the integration of recently acquired brands; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the difficulty in evaluating the Company’s recent operating results given the significance of the Company’s recent acquisitions to its operations; the company’s ability to obtain waivers and amendments to its secured credit arrangement in the event of default; the risk of foreclosure on the Company’s assets by its lenders from the occurrence of events of default that are not waived; the failure to obtain future DoD boot solicitations; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ow nership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan; and, the control over the Company by a principal stockholder. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.
The Company has discussed organic sales growth and adjusted net earnings per share, which are a non-GAAP financial measures of reported sales and net earnings per share. Organic net sales growth excludes net sales of our recently acquired brands since the first quarter of fiscal 2005. Adjusted net earnings per share exclude a severance charge taken in the second quarter of fiscal 2006. Management believes that discussing organic sales growth and adjusted net earnings per share provides a better understanding of the Company’s performance and trends than reported results because it allows for more meaningful comparisons of current-period results to that of prior periods on a comparable basis. The Company has also discussed EBITDA, which is a “non-GAAP financial measure” and represents net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is an important measure of liquidity. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies. A reconciliation of organic sales growth is contained in the financial tables in this release under the heading “Condensed Net Sales Information” and a reconciliation of EBITDA is contained in the financial tables in this release under the heading “Non-GAAP Reconciliation — EBITDA.”

Phoenix Footwear Group, Inc.
Consolidated Condensed Balance Sheets

	As of	As of
	July 1,	December 31,
ASSETS	2006	2005
	(Unaudited)

Current assets:
Cash	$1,054,000	$566,000
Accounts receivable, net	26,764,000	21,803,000
Inventories, net	38,572,000	37,232,000
Other current assets	3,891,000	2,388,000

Total current assets	70,281,000	61,989,000

Property, plant & equipment, net	4,421,000	4,538,000
Goodwill & unamortizable intangibles	56,661,000	58,968,000
Intangible assets, net	10,223,000	12,082,000
Other assets	924,000	1,314,000

	$142,510,000	$138,891,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,470,000	$13,215,000
Accrued expenses	6,634,000	3,752,000
Notes payable — current	56,541,000	9,425,000
Other liabilities	1,047,000	1,545,000

Total current liabilities	77,692,000	27,937,000
Notes payable, non-current	—	46,116,000
Other long term liabilities	1,699,000	2,685,000
Deferred income tax	8,129,000	8,129,000

Total liabilities	87,520,000	84,867,000

Stockholders’ equity	54,990,000	54,024,000

	$142,510,000	$138,891,000

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Six Months Ended
	(Unaudited)				(Unaudited)
	July 1,		July 2,		July 1,		July 2,
	2006		2005		2006		2005

Net sales	$34,871,000	100.0%	$15,353,000	100.0%	$75,213,000	100.0%	$41,753,000	100.0%
Cost of goods sold	21,694,000	62.2%	9,481,000	61.8%	46,333,000	61.6%	25,323,000	60.6%

Gross profit	13,177,000	37.8%	5,872,000	38.2%	28,880,000	38.4%	16,430,000	39.4%

Operating expenses:
Selling and administrative expenses	$10,929,000	31.3%	$6,444,000	42.0%	$22,127,000	29.4%	$13,597,000	32.6%
401k stock grant compensation	161,000	0.5%	233,000	1.5%	323,000	0.4%	467,000	1.1%
Amortization	323,000	0.9%	386,000	2.5%	650,000	0.9%	544,000	1.3%
Other (income) expense, net	829,000	2.4%	2,000	0.0%	(565,000)	-0.8%	615,000	1.5%

Total operating expenses	12,242,000	35.1%	7,065,000	46.0%	22,535,000	30.0%	15,223,000	36.5%

Income (Loss) from operations	935,000	2.7%	(1,193,000)	-7.8%	6,345,000	8.4%	1,207,000	2.9%

Interest expense	$1,470,000		$533,000		$2,839,000		$965,000

Income (Loss) before income taxes	(535,000)	-1.5%	(1,726,000)	-11.2%	3,506,000	4.7%	242,000	0.6%

Income tax provision (benefit)	$(193,000)		$(685,000)		$818,000		$102,000

Net Income (Loss)	$(342,000)	-1.0%	$(1,041,000)	-6.8%	$2,688,000	3.6%	$140,000	0.3%

Earnings (Loss) per common share:

Basic	($0.04)		($0.14)		$0.34		$0.02
Diluted					$0.33		$0.02

Weighted-average shares outstanding:
Basic	7,911,531		7,630,056		7,893,543		7,532,290
Diluted					8,265,301		7,909,540

Phoenix Footwear Group, Inc
Condensed Net Sales
(Unaudited)
Net Sales by Brand

	Quarter Ended
	July 1,	July 2,	Growth / Decline
	2006	2005	Dollars	Percent

Trotters	$2,985,000	$2,912,000	$73,000	2.5%
SoftWalk	2,236,000	2,128,000	108,000	5.1%
H.S. Trask	1,309,000	1,668,000	(359,000)	-21.5%
Royal Robbins	6,514,000	5,178,000	1,336,000	25.8%
Altama	6,512,000	3,467,000	3,045,000	87.8%

	19,556,000	15,353,000	4,203,000	27.4%

Tommy Bahama (1)	4,287,000
Chambers (2)	11,028,000

	$34,871,000	$15,353,000

	Six Months Ended
	July 1,	July 2,	Growth / Decline
	2006	2005	Dollars	Percent

Trotters	$7,249,000	$7,558,000	$(309,000)	-4.1%
SoftWalk	5,574,000	6,365,000	(791,000)	-12.4%
H.S. Trask	3,675,000	3,704,000	(29,000)	-0.8%
Royal Robbins	17,690,000	13,840,000	3,850,000	27.8%
Altama	13,698,000	10,286,000	3,412,000	33.2%

	47,886,000	41,753,000	6,133,000	14.7%

Tommy Bahama (1)	8,615,000
Chambers (2)	18,712,000

	$75,213,000	$41,753,000

(1)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footw ear license rights on August 4, 2005.

(2)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005.

Phoenix Footwear Group, Inc
Non-GAAP Reconciliation — EBITDA
(Unaudited)

	Quarter Ended
					Trailing
	October 1,	December 31,	April 1,	July 1,	Twelve
	2005	2005	2006	2006	Months

Operating Income	$2,814,000	$1,641,000	$5,410,000	$935,000	$10,800,000
Depreciation and Amortization	732,000	696,000	591,000	625,000	2,644,000

EBITDA	$3,546,000	$2,337,000	$6,001,000	$1,560,000	$13,444,000

	Quarter Ended
					Trailing
	September 25,	January 1,	April 2,	July 2,	Twelve
	2004	2005	2005	2005	Months

Operating Income (loss)	$2,921,000	($603,000)	$2,400,000	($1,193,000)	$3,525,000
Depreciation and Amortization	389,000	466,000	401,000	445,000	1,701,000

EBITDA	$3,310,000	($137,000)	$2,801,000	($748,000)	$5,226,000
Contacts:

Kenneth Wolf Chief Financial Officer Phoenix Footwear Group, Inc. (760) 602-9688	Andrew Greenebaum/Allyson Pooley Integrated Corporate Relations, Inc. (310) 954-1100 agreenebaum@icrinc.com or apooley@icrinc.com
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